Exhibit 99.8

Dear [Employee/Franchisee],

We hope you were able to join us [yesterday] to hear from Dave Hoffmann about our agreement to be acquired by Inspire Brands. If you weren’t able to make the call, Dave shared a bit about Inspire and the opportunities he sees for Dunkin’ Brands as a part of this potential combination.

As Dave mentioned on the call, Paul Brown, the Co-Founder and Chief Executive Officer of Inspire, will be joining him in a Town Hall on [DAY] to speak to you directly about Inspire, its culture and values, and the journey ahead. Click here to view a note from Paul that he sent to all Inspire employees after the announcement was issued on Friday night.

Look out for a calendar invite for the Town Hall meeting with Dave and Paul on [INSERT DATE AND TIME] to hear more.

In the meantime, we hope you enjoy the rest of your weekend and look forward to connecting with you again soon.

Thanks,

Glen Schwartz

Sr. Director, Communications

Letter from Paul Brown to Inspire Brands Employees announcing the definitive merger agreement

From: Paul Brown, Chief Executive Officer of Inspire Brands

Dear Inspire Brands Team Members,

I’m excited to announce that we entered into an agreement to acquire Dunkin’ Brands, parent company of Dunkin’ and Baskin-Robbins. You can read this morning’s press release HERE, as well as a fact sheet on the transaction HERE.

Dunkin’ is famous for its combination of high-quality coffees, espresso beverages, baked goods, and breakfast sandwiches served all day with fast, friendly service. Baskin-Robbins, one of the world’s largest chain of ice cream specialty shops, is known for its variety of “31 flavors” of ice cream, along with their creative ice cream cakes, milkshakes, and ice cream sundaes. Currently there are more than 12,600 Dunkin’ and more than 7,800 Baskin-Robbins locations around the world.

This transaction furthers Inspire’s goal of bringing together a family of highly differentiated and complementary brands. Both Dunkin’ and Baskin-Robbins will benefit by leveraging the capabilities and best practices of Inspire’s shared services platform. Additionally, Dunkin’ will benefit Inspire by adding a scaled international platform and a robust consumer packaged goods licensing infrastructure.

Dunkin’ and Baskin-Robbins are category leaders with more than 70 years of rich heritage, and together they are two of the most iconic restaurant brands in the world. Following the completion of the transaction, Inspire will represent: $26 billion in systemwide sales; 31,600+ restaurants in 60+ countries; 600,000 company and franchise team members; 3,200+ franchisees; and more than 25 million loyalty members. By joining Inspire, these brands will add different and complementary guest occasions to our current portfolio. We are excited to welcome Dunkin’ and Baskin-Robbins’ team members, franchisees, and suppliers to the Inspire family.

I know you are excited to welcome Dunkin’ Brand’s employees, franchisees, and suppliers to the Inspire family. It’s important to remember that we will remain separate companies until the transaction has closed. We can work together to make preparations in advance of closing and we have a well-defined process on how that will be done. Please do not reach out to anyone at Dunkin’ Brands unless you are engaged by a member of the transition team.

Most importantly, we must continue to deliver consistent, strong results for our current brands. I continue to be so impressed and grateful of your unwavering dedication and commitment to excellence. Because of your hard work, Inspire has continued to thrive and is able to grow further. We will keep you updated as we move toward successfully closing of this transaction by end of 2020.

As a reminder, we expect this announcement to garner significant media attention. Inspire’s Communications Policy makes clear that no team members are authorized to engage with the media unless cleared by Corporate Communications. If you receive an inquiry from the media, please forward it to Corporate Communications at Press@InspireBrands.com.

Please join me this morning at 10 a.m. ET / 9 a.m. CT for a special all-team meeting to discuss this news and why we’re doing this now.

Sincerely,

Paul Brown
Chief Executive Officer
Inspire Brands

This message was sent to Inspire Support Center team members and above-restaurant leadership.

Important Information

The tender offer for the outstanding shares of Dunkin’ Brands common stock has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares of Dunkin’ Brands common stock. The solicitation and offer to buy shares of Dunkin’ Brands common stock will only be made pursuant to the tender offer materials that Inspire intends to file with the U.S. Securities and Exchange Commission (the “SEC”). At the time the tender offer is commenced, Inspire will file a tender offer statement on Schedule TO with the SEC, and Dunkin’ Brands will file a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. DUNKIN’ BRANDS’ STOCKHOLDERS ARE ADVISED TO READ THE SCHEDULE TO (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SCHEDULE 14D-9, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES THERETO. Both the tender offer statement and the solicitation/recommendation statement will be mailed to Dunkin’ Brands’ stockholders free of charge. Investors and stockholders may obtain free copies of the Schedule TO and Schedule 14D-9, as each may be amended or supplemented from time to time, and other documents filed by the parties (when available) at the SEC’s web site at www.sec.gov, by contacting Dunkin’ Brands Investor Relations either by telephone at 781-737-3200 or by e-mail at Investor.Relations@DunkinBrands.com or on Dunkin’ Brands’ website at www.dunkinbrands.com.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements and projections within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Generally, these statements may be identified by the use of words such as “expect,” “intend,” “anticipate,” “believe,” “estimate,” “potential,” “should” or similar words and include, among other things, statements about the potential benefits of the proposed transaction, the prospective performance and outlook of the surviving company’s business, performance and opportunities, the ability of the parties to complete the proposed transaction and the expected timing of completion of the proposed transaction. Forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions, estimates and projections concerning future events and do not constitute guarantees of future performance. These statements are subject to risks, uncertainties, changes in circumstances, assumptions and other important factors, many of which are outside management’s control, that could cause actual results to differ materially from the results discussed in the forward-looking statements. In particular, some of the factors that could cause actual future results to differ materially from those expressed in any forward-looking statements include, among others: (i) uncertainties as to the timing and expected financing of the tender offer; (ii) the risk that the proposed transaction may not be completed in a timely manner or at all; (iii) the possibility that competing offers or acquisition proposals for the Dunkin’ Brands will be made; (iv) uncertainty surrounding how many of Dunkin’ Brands’ stockholders will tender their shares in the tender offer; (v) the possibility that any or all of the various conditions to the consummation of the tender offer may not be satisfied or waived, including the failure to receive any required regulatory approvals from any applicable governmental entities; (vi) the possibility of business disruptions due to transaction-related uncertainty; (vii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; (viii) the risk that stockholder litigation in connection with the proposed transaction may result in significant costs of defense, indemnification and liability; (ix) Inspire’s ability to realize the synergies contemplated by the proposed transaction and integrate the business of the company; (x) Inspire’s level of leverage and debt, including covenants that restrict the operation of its business; (xi) Inspire’s ability to service outstanding debt or obtain additional financing; and (xii) other factors as set forth from time to time in Dunkin’ Brands’ filings with the SEC, including its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as the tender offer statement, solicitation/recommendation statement and other tender offer documents that will be filed by Inspire and Dunkin’ Brands, as applicable. Therefore, you should not place undue reliance on such forward-looking statements. All forward-looking statements are based on information available to management on the date of this communication, and we assume no obligation to, and expressly disclaim any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.